Exhibit 10.19

FINANCIAL COMMITMENT AND PLEDGE AGREEMENT

This Financial Commitment and Pledge Agreement (the “Agreement”) is made as of March 28, 2026 by and between Wesley J. Bolsen (“Pledgor”) and CitroTech, Inc. (the “Company”).

1. Commitment to Provide Financing

Pledgor hereby irrevocably commits to make available to the Company, upon written request by the Board of Directors of the Company, a loan of up to Two Million Dollars ($2,000,000) (the “Committed Amount”), subject to the terms and conditions set forth herein.

The Company may draw upon this commitment, in whole or in part, by providing not less than seven (7) days’ written notice to the Pledgor.

2. Loan Terms

Any amounts funded pursuant to this Agreement shall constitute a loan from Pledgor to the Company and shall be subject to the following terms:

•	Interest Rate: The loan shall bear interest at a rate equal to the Prime Rate plus one percent (Prime + 1%), as published in The Wall Street Journal on the date of funding.
•	Repayment Term: Each draw under this Agreement shall have a maturity of up to twenty-four (24) months from the date such funds are advanced, unless otherwise mutually agreed in writing.
•	Use of Proceeds: For general corporate purposes of the Company.

3. Security

All amounts advanced under this Agreement shall be secured by the intellectual property (IP) of the Company as it exists at the time of each draw, pursuant to a security agreement to be executed in connection with each funding.

4.  Evidence of Financial Capacity

Pledgor affirms that this financial commitment is supported by liquid assets held in the following account:

•	Account Holder: [***]
•	Institution: [***]
•	Account Number: [***]

Pledgor agrees that the value of liquid assets in the above-referenced account shall be maintained at or above the Committed Amount of $2,000,000 at all times during the term of this Agreement, such that the commitment can be honored if called by the Board.

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5. Accredited Investor Representation

Pledgor hereby represents and warrants that he is an accredited investor, as defined under applicable U.S. securities laws, and has substantial experience in evaluating and making investments of this nature. This representation is affirmed by execution of this Agreement.

6. Related Party Acknowledgment

The Company acknowledges and agrees that this Agreement constitutes a related party transaction, as Pledgor currently serves as a member of the Board of Directors and Chief Executive Officer of the Company. The Company affirms that such relationship has been disclosed and that the Board has approved or will approve this Agreement in accordance with its governance policies.

7. Term and Automatic Expiration

This Agreement shall remain in effect until the earliest of:

•	(a) termination by mutual written agreement of the parties;
•	(b) the commitment being fully drawn and repaid; or
•	(c) the Company completing an aggregate of at least Five Million Dollars ($5,000,000) in new debt or equity financing.

Upon the occurrence of clause (c), this Agreement and the Pledgor’s obligations hereunder shall automatically terminate and be of no further force or effect, without any further action required by either party.

8. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to its conflict of law principles.

9. Entire Agreement

This Agreement constitutes the entire understanding between the parties with respect to the subject matter herein and supersedes all prior discussions or agreements, whether written or oral.

10. Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

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SIGNATURES

PLEDGOR:

Wesley J. Bolsen

[***]

[***]

Signature: /s/ Wesley J. Bolsen____
Date: 3/28/2026

ACCEPTED AND AGREED:
CITROTECH, INC.

By: /s/ Theodore Ralston
Name: Theodore Ralston
Title: Chairman of the Board

Date: 3/28/2026

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